February 16, 2012

REIT Issuer:
Japan Hotel and Resort, Inc. (TSE code: 8981)
Kaname Masuda, Executive Director

Asset Management Company:
Japan Hotel & Resort K.K.
Hiroyuki Suzui, Chief Executive Officer
Inquiries:
Noboru Itabashi
Director, Operations Division
Tel: +81-3-6439-0333

Notice Regarding Revisions to the Forecast of Business Performance and Dividend
for the Fiscal Year ending August 31, 2012 (September 1, 2011 – August 31, 2012)

Japan Hotel and Resort, Inc. (“JHR”) hereby provides notice that, due to the planned merger with Nippon Hotel Fund Investment Corporation (“NHF”), JHR has decided to revise the forecast of business performance for the fiscal year ending August 31, 2012 (September 1, 2011 – August 31, 2012) announced in the summary of financial report for the fiscal year ending August 31, 2011, which is dated October 20, 2011, after changing the end of the accounting period for JHR to the day immediately preceding the effective date of the merger with NHF and changing the name of such accounting period to fiscal year ending March 31, 2012 (deemed fiscal period : September 1, 2011 – March 31, 2012). Details of the revision are as follows.

The merger between Nippon Hotel Fund Investment Corporation and Japan Hotel and Resort, Inc. (the “Merger”) involves a statutory merger between foreign companies. The Merger is subject to disclosure requirements of a foreign country that are different from those of the United States.

Financial information included in this press release was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the Merger, such as in open market or privately negotiated purchases.

1.	Revision to the Forecast of Business Performance for the Full Fiscal Year ending August 31, 2012 (September 1, 2011 – August 31, 2012)

	Operating Revenues	Operating Profit	Recurring Profit	Net Income	Dividend per Unit (excluding Profit Surplus Dividend per Unit) (Note 1)	Profit Surplus Dividend per Unit
Previous forecast for the fiscal year ending August 31, 2012	5,490	2,197	1,272	1,270	12,017	0
(A)	M Yen	M Yen	M Yen	M Yen	Yen	Yen
Revised forecast for the deemed fiscal period	3,130	1,001	477	476	4,509	0
(B) (Note 2)	M Yen	M Yen	M Yen	M Yen	Yen	Yen
Change	(2,360)	(1,196)	(794)	(793)	(7,508)	0
(C)= (B) - (A)	M Yen	M Yen	M Yen	M Yen	Yen	Yen
Change	(43.0)	(54.4)	(62.5)	(62.5)	(62.5)	0
(D)= (C)/(A) (Note 3)%		%	%	%	%	%
(Note 1)	Forecasted number of issued investment units at the end of the fiscal year: 105,719
(Note 2)	The figures of revised forecast are for the deemed fiscal period, which is a seven (7) month period from September 1, 2011 through March 31, 2012.
(Note 3)	The above figures are rounded down to the nearest million yen and the nearest yen, and rounded off to the first decimal place.

2. Reason for the Revisions to the Forecast of Business Performance and Dividend

As stated in the “Notice Concerning the Execution of Merger Agreement between Nippon Hotel Fund Investment Corporation and Japan Hotel and Resort, Inc.” announced on December 22, 2011, JHR will conduct a merger with NHF, with the effective date of merger on April 1, 2012. Along with the merger, the current accounting period of JHR will be shortened to the period from September 1, 2011 through March 31, 2012, and JHR will incur the cost of the merger; therefore, the difference of five (5) % or more from the forecast of business performance and dividend per unit for the fiscal year ending August 31, 2012 (September 1, 2011 – August 31, 2012) is expected to occur. Accordingly, we have revised the forecast of business performance and dividend per unit at this point in time.
The revenues and GOP for the five hotels with variable rents for such deemed fiscal period is expected to increase by 744 million yen (6.6%) and 455 million yen (18.2%), respectively, from the forecast for the deemed fiscal period calculated based on the previous forecast.

JHR is not planning to announce its interim financial results for the term ending February 29, 2012 because JHR is not required to file a semiannual report for the deemed fiscal period under the Financial Instruments and Exchange Act.

< Note>
1.
The figures in this forecast are those at the present, which were calculated based on the facts stated above and “Assumptions for the Forecast of Business Performance for the Seventh Fiscal Period Ending March 31, 2012 (deemed fiscal period)”, which is attached hereto as an exhibit. The actual results for FY 2012 may differ substantially from the forecast, depending on various factors.

2.	JHR does not guarantee the dividend amount in this forecast. If in the future we expect a difference from this forecasted figure greater than a certain amount, we may make a revision to the forecast.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect NHF’s and JHR’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause NHF’s and JHR’s actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this press release due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the merger; failure to obtain a necessary unitholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.

*	The Japanese original was distributed to the press clubs in the Tokyo Stock Exchange, Ministry of Land, Infrastructure and Transport.
*	Japan Hotel and Resort, Inc. website: http://www.jhrth.com/

Assumptions for the Forecast of Business Performance for the Seventh Fiscal Period
Ending March 31, 2012 (deemed fiscal period)
Item	Assumptions
Term	● Seventh fiscal period ending March 31, 2012 (deemed fiscal period): from September 1, 2011 to March 31, 2012 (213 days)
Investment Assets	● The forecast of business performance is based on nine (9) properties owned by JHR as of the end of the sixth fiscal year ending August 31, 2011.
● However, the actual results may fluctuate due to changes in the investment assets.
●
Operating revenues are calculated based on the lease agreements, etc. for the investment assets owned as of the end of the sixth fiscal year ending August 31, 2011. Such revenues are calculated in view of the competitiveness of hotels and market environments, etc.

●
Rents for five (5) hotels with variable rent are calculated based on the new lease agreements which were effective as of September 1, 2011. JHR has entered into the memorandum on the change of lease agreements with Hotel Management Japan K.K. on February 16, 2012, and has set the GOP base amount as 2,019 million yen for the deemed fiscal period.

Annual Rent = Fixed Rent (3,221 million yen per annum) + Variable Rent (The calculation method is as follows.)
Operating	Variable Rent = [(i) Total GOP for Five (5) Hotels - (ii) GOP Base Amount (note)] × 81.5%
Revenues	<Variable Rent for Seventh Fiscal Period Ending March 31, 2012>
	(figures rounded down to the nearest one million yen)
	Total GOP for Five (5) Hotels (i)	GOP Base Amount (ii)	Variable Rent ((i) - (ii) × 81.5%
Deemed Fiscal Period	2,948	2,019	757

●	A comparison between the fourth and deemed fiscal period in respect of revenues of five (5) hotels with variable rent, GOP and variable rent, etc. is stated in the <Reference> below.
●	Operating revenues are based on the assumption that there are no back rents or nonpayment by lessees.
●
Of the real estate lease expenses which are the principal component of the operating expenses, expenses other than depreciation and amortization, are calculated based on historical data, and reflect factors that may cause fluctuations in expenses.

Operating Expenses	●
Taxes and public charges such as property taxes and city planning taxes, etc. are calculated in respect of expenses in the relevant operating period within the tax amount levied. Such calculation is based on the assumption that 259 million yen will be recorded. In general, previous owners are reimbursed for the property taxes and city planning taxes, etc. for the period starting from the time JHR acquires the assets. However, in JHR, an amount equivalent to such reimbursement is included in the cost of acquisition.

●
Depreciation and amortization are calculated on a straight-line basis, inclusive of ancillary expenses and 483 million yen of additional capital expenditures for the seventh fiscal period ending March 31, 2012 (deemed fiscal period) (1,082 million yen for the fiscal period ending March 31, 2012 ).

●
The amount assumed to be necessary in each fiscal period is recorded as repairs and maintenance of buildings. However, please note that the actual expenses incurred for repairs and maintenance for each fiscal period might differ significantly from the forecasted amount for various reasons, including the possibility of emergency repairs and maintenance due to damage to buildings owing to unexpected factors, the increasing variance of the amount with every passing fiscal period, and the amounts not accruing on a regular basis.

Financial Expenses	●
The total amount of amortization with respect to interest, spread, and fee for the loan in the deemed fiscal period is 541 million yen, and the interest rate for financing is assumed to be 2.4% per annum.

●
The forecast is based on the assumption that the total outstanding balance of loan and investment corporate bonds is 39,451 million yen as of the end of August 2011, and 39,201 million yen as of the end of September 2011, and 38,951 million yen as of the end of March 2012.

Loan	●	The aforementioned decrease of the outstanding balance of the loan is due to the partial repayment of the loan, and JHR assumes to appropriate its funds arising from the retained earnings.
	●	Repayment of 4,200 million yen in loans shall come due in March 2012. The forecast is based on the assumption that all repayment funds for such loans shall be financed by the loans.
Issuance of	●	The forecast is based on the assumption that there will be no additional issuance of investment units until the end of March 2012.
Investment Units	●
Net income and dividend per unit are based on the assumption that 105,719 units of investment units issued and outstanding as of the end of the former period will not be changed at the end of March 2012.

Dividend	●	Dividend (dividend per unit) are calculated based on the distribution policy stipulated in the articles of incorporation of JHR.
per Unit	●
Actual dividend per unit may fluctuate due to various factors including changes in investment assets, fluctuations of rental revenues caused by hotel lessee’s replacements or changes of business environment surrounding hotel lessees, or unexpected repairs.

Profit Surplus Dividend per Unit	●	The forecast is based on the assumption that JHR does not plan profit surplus dividend (profit surplus dividend per unit).
Other	●
The forecast is based on the assumption that there will be no amendments to laws, the taxation system, accounting standards, listing rules or regulations of the Investment Trusts Association, Japan, and other regulations, which affect the aforementioned forecasted figures.

	●	The forecast is based on the assumption that there will be no unexpected significant changes in general economic trends, the real estate market and business environment, etc. surrounding hotels.
	●	Figures stated in the Assumptions are rounded down to the nearest one million yen.

<Reference>

1. Revenues

(Unit: million yen, amounts less than a million yen are rounded off)
Revenues of Five (5) Hotels		Fourth Fiscal Period		Fifth Fiscal Period		Sixth Fiscal Period		Seventh Fiscal Period		Deemed Fiscal Period (Seventh Fiscal Period) (September 2011 － March 2012)
with Variable Rent		Actual	vs.LY	Actual	vs.LY	Actual	vs.LY	Previous Forecast (Note 1)	vs.LY	Previous Forecast (Note 2)	Revised Forecast	vs. Previous Forecast
Kobe Meriken Park	1st Half	3,122	(7.5%)	3,041	(2.6%)	2,814	(7.5%)	2,662	(5.4%)	－	－	－
Oriental Hotel	2nd Half	2,877	(14.6%)	2,893	0.5%	2,773	(4.1%)	2,774	0.0%	－	－	－
	Full Year	5,999	(11.0%)	5,934	(1.1%)	5,588	(5.8%)	5,437	(2.7%)	3,129	3,241	3.6%
Oriental Hotel	1st Half	3,448	2.2%	3,189	(7.5%)	3,331	4.5%	2,961	(11.1%)	－	－	－
Tokyo Bay	2nd Half	3,093	(9.2%)	3,333	7.7%	2,302	(30.9%)	3,055	32.7%	－	－	－
	Full Year	6,542	(3.6%)	6,522	(0.3%)	5,634	(13.6%)	6,016	6.8%	3,562	4,013	12.7%
Namba	1st Half	925	(7.4%)	866	(6.4%)	917	5.9%	863	(5.8%)	－	－	－
Oriental Hotel	2nd Half	855	(12.4%)	967	13.0%	1,000	3.4%	916	(8.4%)	－	－	－
	Full Year	1,781	(9.9%)	1,832	2.9%	1,917	4.6%	1,779	(7.2%)	1,016	1,040	2.3%
Hotel Nikko	1st Half	2,303	1.8%	1,947	(15.5%)	2,012	3.3%	2,008	(0.2%)	－	－	－
Alivila	2nd Half	3,195	(11.0%)	3,086	(3.4%)	2,894	(6.2%)	3,125	8.0%	－	－	－
	Full Year	5,498	(6.1%)	5,033	(8.5%)	4,906	(2.5%)	5,133	4.6%	2,410	2,560	6.2%
Oriental Hotel	1st Half	1,109	12.0%	1,066	(3.9%)	999	(6.3%)	1,014	1.5%	－	－	－
Hiroshima	2nd Half	994	2.8%	1,044	5.1%	917	(12.2%)	1,079	17.7%	－	－	－
	Full Year	2,103	7.5%	2,110	0.4%	1,916	(9.2%)	2,093	9.2%	1,208	1,216	0.6%
	1st Half	10,908	(0.8%)	10,109	(7.3%)	10,073	(0.4%)	9,508	(5.6%)	－	－	－
Total	2nd Half	11,015	(10.5%)	11,322	2.8%	9,887	(12.7%)	10,949	10.7%	－	－	－
	Full Year	21,923	(6.0%)	21,431	(2.2%)	19,960	(6.9%)	20,458	2.5%	11,326	12,070	6.6%
(Note 1)	These figures are forecasts stated in the summary of financial report for the fiscal year ending August 31, 2011, which is dated October 20, 2011.
(Note 2)
The figures of previous forecast for the deemed fiscal period have not been announced as the figures for the deemed fiscal period in the summary of financial report for the fiscal year ending August 31, 2011, which is dated October 20, 2011; however, those figures were calculated based on the figures based on which the forecasts for the full fiscal year ending August 31, 2011 were prepared.

2. GOP
GOP for Five (5) Hotels	Fourth Fiscal Period		Fifth Fiscal Period		Sixth Fiscal Period		Seventh Fiscal Period		Deemed Fiscal Period (Seventh Fiscal Period) (September 2011 － March 2012)
with Variable Rents	Actual	vs.LY	Actual	vs.LY	Actual	vs.LY	Previous Forecast (Note 1)	vs.LY	Previous Forecast (Note 2)	Revised Forecast	vs. Previous Forecast
Total of Five (5) Hotels with Variable Rents	5,447	(13.9%)	5,679	4.2%	4,916	(13.4%)	5,096	3.6%	2,494	2,949	18.2%
GOP Ratio to Sales	24.8%	(2.3%)	26.5%	1.6%	24.6%	(1.9%)	24.9%	0.3%	22.0%	24.4%	2.4%
(Note 1)	These figures are forecasts stated in the summary of financial report for the fiscal year ending August 31, 2011, which is dated October 20, 2011.
(Note 2)
The figures of previous forecast for the deemed fiscal period have not been announced as the figures for the deemed fiscal period in the summary of financial report for the fiscal year ending August 31, 2011, which is dated October 20, 2011; however, those figures were calculated based on the figures based on which the forecasts for the full fiscal year ending August 31, 2011 were prepared.